September 29, 1997




Dear WLR Foods, Inc. Shareholder:

     You are cordially invited to attend our annual meeting of shareholders on Saturday, October 25, 1997 at 10:00 a.m. at Turner Ashby High School, Bridgewater, Virginia. A map to the High School is on the back of this Proxy Statement. Following the meeting, we will have a lunch featuring our products. If you plan to attend the meeting, please sign and return the enclosed reply postcard.

     Also enclosed in this mailing is formal notice of the meeting, a proxy and a Proxy Statement detailing the matters upon which the shareholders will act at the annual meeting. Our Company's Annual Report for fiscal year ended June 28, 1997 is also enclosed.

     We urge you to complete, date and sign the enclosed proxy, and return it as soon as possible, even if you plan to attend the meeting. You may use the enclosed postage prepaid envelope to return both your reply postcard and the proxy.

     On  behalf  of  everyone  at WLR  Foods,  I  thank  you  for your
continued  support.   I  look  forward to  seeing  you  at our  annual
meeting.

                         Sincerely,

                         /S/ James L. Keeler

                         James L. Keeler
                         Chief Executive Officer
                         and President

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          OF WLR FOODS, INC.


     The annual meeting of shareholders of WLR Foods, Inc. will be held on Saturday, October 25, 1997, at 10:00 a.m. at Turner Ashby High School, 800 N. Main Street, Bridgewater, Virginia, for the following purposes:

     1. To elect four Class A directors to serve until the annual meeting of shareholders in 2000.

     2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending June 27, 1998.

     3.   To transact such other business as may properly  come before
          the  meeting.   The  Board  of Directors  knows  of no  such
          business at this time.

     Only shareholders of record at the close of business on August 29, 1997 are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting.

     To assure that your shares are represented at the annual meeting, please complete, date and sign the enclosed proxy, and return it as soon as possible in the enclosed postage prepaid envelope. You may revoke your proxy at any time prior to the commencement of the annual meeting.

                         By Order of the Board of Directors,

                         /s/ Robert T. Ritter

                         Robert T. Ritter
                         Secretary






Broadway, Virginia
September 29, 1997

                            WLR FOODS, INC.
                            P. O. Box 7000
                    Broadway, Virginia  22815-7000
                            (540) 896-7001

                            PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of WLR Foods, Inc. (the Company) to be held Saturday, October 25, 1997, at 10:00 a.m. at Turner Ashby High School, 800 N. Main Street, Bridgewater, Virginia, and at any adjournments thereof (the Annual Meeting). The accompanying proxy is solicited by the Board of Directors of the Company (the Board). The approximate mailing date of this Proxy Statement and the accompanying proxy is September 29, 1997. Our Company's Annual Report for the fiscal year ended June 28, 1997 is being mailed to the Company's shareholders concurrently with this Proxy Statement but should not be considered proxy solicitation material.

          All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting according to the instructions thereon. In the absence of such instructions, such proxies will be voted "FOR" the proposals detailed herein. Any person signing and mailing the enclosed proxy may revoke the proxy at any time prior to the commencement of the Annual Meeting. For each shareholder who is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, Employee Stock Purchase Plan and/or Poultry Producer Stock Purchase Plan, the accompanying blue proxy covers the shares of Company common stock in such shareholder's accounts, as well as shares registered in the shareholder's name.

          The cost of the solicitation of proxies will be paid by the Company. Solicitations will be made by mail, except that, if necessary, officers, directors and regular employees of the Company and its affiliates may solicit proxies by telephone, facsimile or other electronic means or by personal calls. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of Three Thousand Five Hundred Dollars ($3,500.00) and reimbursement of expenses. Brokerage houses and nominees will be requested to forward the proxy solicitation material to the beneficial owners of WLR Foods stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this regard.

                 OUTSTANDING SHARES AND VOTING RIGHTS

          Only shareholders of record at the close of business on August 29, 1997 will be entitled to vote at the Annual Meeting. As of such date, the Company had outstanding 16,271,270 shares of its common stock, no par value, each of which is entitled to one vote at the Annual Meeting.

          A majority of votes entitled to be cast on matters considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee (Broker Shares) which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

          If a quorum is established, directors will be elected by a plurality of the votes cast by shareholders at the Annual Meeting, and the proposal for the ratification of the independent auditors will be approved if the votes cast in favor of the proposal exceed the votes cast opposing. Votes that are withheld and Broker Shares that are not voted will not be included in determining the number of votes cast.

                      PRINCIPAL STOCKHOLDERS AND
                     SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth the number and percentage of shares of Company common stock held as of July 1, 1997; (i) by each of the Company's directors; (ii) the executive officers named in the Summary Compensation Table on page 10; and (iii) by all directors and current executive officers as a group.

----------------------------------------------------------------------
Name                Number Beneficially Owned    Percent of Class<F1>
----------------------------------------------------------------------

John J. Broaddus                    78,264 <F3>               *
Jane T. Brookshire                  29,282 <F4>               *
George E. Bryan                    878,495 <F2,F5>           5.4%
Charles L. Campbell                472,897 <F2,F6>           2.9%
Stephen W. Custer                  506,857 <F2,F7>           3.1%
Calvin G. Germroth                 478,428 <F2,F8>           3.0%
William H. Groseclose              464,584 <F2,F9>           2.9%
Henry L. Holler                     40,330 <F10>              *
J. Craig Hott                      565,923 <F2,F11>          3.5%
James L. Keeler                    698,039 <F2,F12>          4.3%
Herman D. Mason                    699,655 <F2,F13>          4.3%
James L. Mason                     198,770 <F14>             1.2%
V. Eugene Misner                    67,809 <F15>              *
Robert T. Ritter                     9,539 <F16>              *
Charles W. Wampler, Jr.            942,300 <F2,F17>          5.8%
William D. Wampler               1,351,737 <F2,F18>          8.4%

All directors and executive      2,964,112 <F2,F19>         18.0%
officers as a group (consisting
of 16 persons, including those
named above with the exception
of Henry L. Holler and V.
Eugene Misner)
_____________________________
[FN]
* Denotes percent ownership not exceeding 1% of the class of common stock.

<F1> Based on  16,151,035 shares outstanding  as of July 1,  1997 plus shares which members of management have the option to purchase within 60 days of July 1, 1997.

<F2> Includes 459,334  shares held by Crestar Bank, NA, Voting Trustee for the benefit of New Hope Feeds, Inc., and others, which must vote its shares in accordance with the recommendation of the Board of Directors of the Company as to certain matters submitted to shareholders. Each director disclaims beneficial ownership in the shares owned by the New Hope Feeds Voting Trust.

<F3> Includes 42,406 shares owned directly and through  the WLR Foods,
     Inc. Employee Stock Purchase Plan, 25 shares owned by his wife and 35,833 shares which Mr. Broaddus has the right to purchase within 60 days of June 28, 1997 through the exercise of options. Mr. Broaddus disclaims beneficial interest in the shares held by his wife.

<F4> Includes  7,357 shares  owned directly  and through  the Employee
     Stock Purchase Plan and self-directed retirement accounts, 1 share owned jointly with her husband, 1,424 shares owned by her husband through his self-directed retirement account, and 20,500 shares which Ms. Brookshire has the right to purchase within 60 days of June 28, 1997 through the exercise of options. Ms. Brookshire disclaims beneficial interest in the shares owned by her husband.
                                   2

<F5>  Includes 133,084 shares owned directly and  286,077 shares owned by his wife. Mr. Bryan disclaims beneficial interest in the shares held by his wife.

<F6>  All shares  owned directly, except for  shares owned  by the New
      Hope Feeds Trust, as set forth in Note 2.

<F7>  All shares  owned directly, except for  shares owned  by the New
      Hope Feeds Trust, as set forth in Note 2.

<F8>  All  shares   owned  directly  and  through   his  self-directed
      retirement account, except for shares owned by the New Hope Feeds Trust, as set forth in Note 2.

<F9>  All  shares  owned   directly  and  through  his   self-directed
      retirement account, except for shares owned by the New Hope Feeds Trust, as set forth in Note 2.

<F10> Includes 6,580 shares  owned jointly  with his  wife and  33,750 shares which Mr. Holler has the right to purchase within 60 days of June 28, 1997 through the exercise of options.

<F11> Includes 105,319  shares  owned by  E. E. Hott,  Inc., of  which
      Mr. Hott is an officer and director, 970 shares owned jointly with his wife, and 300 shares held by his wife as custodian for Mr. Hott's two children. Mr. Hott disclaims beneficial interest in the shares held by his wife as custodian.

<F12> Includes 53,684 shares  owned directly and through  the Employee
      Stock Purchase Plan and self-directed retirement accounts, and 23,771 shares owned by his wife directly and through her self-directed retirement account, and 161,250 shares which Mr. Keeler has the right to purchase within 60 days of June 28, 1997 through the exercise of options. Mr. Keeler disclaims beneficial interest in the shares owned by his wife.

<F13> Includes 187,323  shares owned directly  and 52,998 shares  held as trustee for the Louise T. Mason Trust. Mr. Mason disclaims beneficial interest in the shares held by the Trust.

<F14> Includes 52,371 shares  owned directly and through  the Employee
      Stock Purchase Plan and his self-directed retirement account, 21,646 shares owned jointly with his wife, 1,032 shares owned by his wife through her self-directed retirement account, 6,826 shares held as custodian for Mr. Mason's two children, and 43,395 shares held as trustee for the Herman D. Mason Trust and 73,500 shares which Mr. Mason has the right to purchase within 60 days of June 28, 1997 through the exercise of options. Mr. Mason disclaims beneficial ownership in the shares owned by his wife or held by him as custodian.

<F15> Includes   1,303   shares  owned   through   his   self-directed
      retirement account, 1,349 shares owned by his wife through her self-directed retirement account, 32,157 shares owned jointly with his wife, and 33,000 shares which Dr. Misner has the right to purchase within 60 days of June 28, 1997 through the exercise of options. Dr. Misner disclaims beneficial interest in the shares owned by his wife through her self-directed retirement account.

<F16> Includes 2,873  shares owned directly  and through the  Employee
      Stock Purchase Plan, and 6,666 shares which Mr. Ritter has the right to purchase within 60 days of June 28, 1997.

<F17> Includes 140,152  shares owned directly  and as general  partner of Wampler Land, 68,321 shares owned by his wife, 194,469 shares held as trustee of the Charles W. Wampler, Sr. Family
      Trust, and 80,024 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

<F18> Includes 386,612  shares owned directly  and as general  partner of Wampler Land, 202,962 shares owned by his wife, 28,336 shares owned by May Meadows Farms, Inc., of which Mr. Wampler is an officer and director,

      194,469 shares held  as trustee of the  Charles W. Wampler,  Sr.
      Family Trust, and 80,024 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

<F19> This number  does not reflect  the sum of  all of the  preceding numbers of shares beneficially owned by all of the above-named directors and officers since 2,159 shares held by Charles W. Wampler, Jr. and William D. Wampler as general partners of Wampler Land, and 274,493 shares held as trustees by both Charles W. Wampler, Jr. and William D. Wampler have been taken into account in determining the number of shares beneficially owned by each of Charles W. Wampler, Jr. and William D. Wampler, individually, and the 459,334 shares held by the New Hope Feeds Voting Trust have been taken into account in determining the number of shares beneficially owned by each of the directors. In addition, this amount includes 331,499 shares which the group has the right to purchase within 60 days of June 28, 1997 through the exercise of options.


PROPOSAL ONE:      ELECTION OF DIRECTORS

          The term of office for the current Class A directors expires at the Annual Meeting. The Board of Directors has nominated such directors, namely J. Craig Hott, Herman D. Mason and Charles W. Wampler, Jr. for election, for a three-year term, by the shareholders at the Annual Meeting. Messrs. Hott, Mason and Wampler were elected by shareholders at the 1994 annual meeting.

          The persons named as proxies in the accompanying form of proxy, unless instructed otherwise, intend to vote for the election of each of these nominees for directors. If any nominee should become unavailable to serve, the proxy may be voted for the election of a substitute nominee designated by the Board. The Board has no reason to believe any of the nominees will be unable to serve if elected.

          Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to Robert T. Ritter, Secretary, WLR Foods, Inc., P. O. Box 7000, Broadway, Virginia 22815-7000, not later than
(i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder,
(iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated by the Board of Directors, and (v) the consent of each nominee to serve as a director of the Company if elected. The chairman of the shareholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

             The Board recommends election of the Class A director nominees set forth on the following page.

             INFORMATION CONCERNING DIRECTORS AND NOMINEES

          Biographical summaries for the three director nominees and the seven directors continuing in office appear in the following chart.

----------------------------------------------------------------------------------------
Name and Position                          Director             Principal Occupation
with the Company              Age           Since           During the Last Five Years
----------------------------------------------------------------------------------------

                                         Directors Continuing in Office
                                                 CLASS A DIRECTORS
                           (to serve until the 2000 annual meeting of shareholders)

J. Craig Hott                   44         1988             Vice President of Hott's Farming, Inc. and Hott's
                                                            Ag-Services, Inc.

Herman D. Mason                 76         1984             Retired; previously, Chief Executive Officer
  Vice Chairman                                             of the Company until 1988
  of the Board

Charles W. Wampler, Jr.         81         1984             Poultry and livestock farmer
  Chairman of the Board

                                                 CLASS B DIRECTORS
                           (to serve until the 1998 annual meeting of shareholders)

Stephen W. Custer               55         1984             President of Custer Associates, Inc.
                                                             (consulting firm)

Calvin G. Germroth              73         1988             Broiler producer

James L. Keeler                 62         1988             Chief Executive Officer of the Company since
President                                                   February 1988

                                                 Director Nominees
                                                 CLASS C DIRECTORS
                           (to serve until the 1999 annual meeting of shareholders)

George E. Bryan                 75         1984             Poultry and livestock farmer

Charles L. Campbell             49         1988             Commissioner of Revenue for Page County,
                                                            Virginia; broiler producer

William H. Groseclose           66         1993             Chairman of Harrisonburg Regional Board and
                                                            Winchester Regional Board of First Union National
                                                            Bank of Virginia; previously Chief Executive Officer
                                                            of Shenandoah Valley region of Dominion Bank

William D. Wampler              69         1984             Poultry and livestock farmer


                        BOARD MEETINGS AND COMMITTEES

          The Board met thirteen times during the fiscal year ended June 28, 1997. Each director attended at least 75% of the aggregate of the total number of Board meetings held while he was a director and the total number of meetings held while he was a director by all committees of the Board on which he served except for George E. Bryan. Nonmanagement directors of the Company received $2,000 for attending a regularly scheduled Board meeting, $500 for specially called Board meetings (excluding telephonic meetings) and $500 for attending committee meetings not held in conjunction with Board meetings. In addition, non-payroll directors received an annual retainer of $13,000 payable in shares of the Company's common stock.

          The Company has a standing Audit Committee which currently consists of George E. Bryan, Charles L. Campbell and J. Craig Hott. The Audit Committee met twice since last year's annual meeting. The Audit Committee recommends to the Board the independent audit firm to be employed by the Company and meets with the independent auditor to discuss quality of management and financial, accounting and internal audit procedures. The Audit Committee also monitors the Company's compliance with applicable requirements of the National Association of Securities Dealers, Inc. relating to independent directors, and reviews, at least annually, all related party transactions and potential conflicts of interest, recommending appropriate action as needed.

          The Company has a standing Nominating Committee which currently consists of Herman D. Mason, Calvin G. Germroth and William D. Wampler. The Nominating Committee met twice since last year's annual meeting, and spent additional time this year focusing on and discussing the need for more directors on the Board. The Committee plans to continue its work identifying strong candidates for future nominations. The Nominating Committee proposes to the Board a slate of director nominees and terms of office for such nominees for the Board to consider in recommending to the Company's shareholders director nominees for election. The Nominating Committee also proposes nominees for Board appointment as vacancies occur and for Board committee assignments and vacancies.

          The Company has a standing Executive Compensation Committee which currently consists of Stephen W. Custer and William H. Groseclose. The Executive Compensation Committee met three times since last year's annual meeting. The Executive Compensation Committee determines the annual salary, bonus and other benefits of the Chief Executive Officer and makes decisions relating to awards to executive officers and other key personnel pursuant to the Company's Long-Term Incentive Plan.

      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During the last fiscal year, the Executive Compensation Committee consisted of Herman D. Mason, Charles L. Campbell and William H. Groseclose. As described in the following section entitled "Certain Relationships and Related Transactions," Mr. Campbell is a contract grower for the Company. Additionally, Mr. Mason was considered employed by the Company until his resignation in February, 1994.

                         CERTAIN TRANSACTIONS

     The Company has always been fortunate to have directors and officers who are actively involved in, and knowledgeable about, the Company's businesses. As a result, the Company has relationships with certain directors and their families.

     The following table identifies (i) amounts in excess of $60,000 paid by the Company to each of the directors and executive officers, members of their immediate family, and entities related to the directors and executive officers who were contract growers with the Company during the fiscal year ended June 28, 1997, and (ii) amounts paid to entities related to directors and executive officers which were contract growers if such payments exceeded five percent of such entities' gross revenues for such activity during the fiscal year ended June 28, 1997. All such transactions were on the same bases and terms as transactions with unrelated parties.

_________________________________________________________________
Directors and                     Total Amount Received from the
Executive Officers                 Company and its Subsidiaries
_________________________________________________________________
Charles L. Campbell, Director              $  84,761

J. Craig Hott, Director
     Hott's Farming, Inc.                  $ 233,801

James L. Keeler, President, Chief
Executive Officer and Director
     Gregory Keeler, his son               $ 148,946

Charles W. Wampler, Jr., Director
     C. W. Wampler & Sons                  $ 112,308

William D. Wampler, Director
     May Meadows Farm, Inc.                $ 124,691
     C. W. Wampler & Sons                    112,308

V. Eugene Misner, Vice President of Live
Production of Wampler Foods (retired)
     Buckhill Poultry                      $ 116,714

     During the fiscal year ended June 28, 1997, the Company purchased, either directly or through third-party suppliers, $385,893 of fuel oil and propane from Franklin Oil Co., Inc. of which J. Craig Hott is a director and minority shareholder. The prices and terms were comparable to those of other oil companies in the area.

     During the fiscal year ended June 28, 1997, the Company paid $2,500 to Custer Associates, Inc., a consulting firm owned by Stephen
W. Custer, a director of the Company, which assisted with the Company-wide quality control program. The terms of this arrangement were competitive and fully disclosed to the Board.

     Charles W. Wampler, Jr. and William D. Wampler are brothers and are uncles of Stephen W. Custer.

        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, executive officers and beneficial owners of more than 10% of the outstanding common stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in common stock. Based on copies of those reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner for the fiscal year ended June 28, 1997, except that a Form 3 was not filed for Robert W. Lauffenburger on a timely basis upon his becoming an executive officer of the Company. A Form 3 was filed promptly upon discovery of the error.

            REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Compensation Philosophy

          The Executive Compensation Committee of the Company's Board of Directors determines the annual salary, bonus and other benefits of the Company's Chief Executive Officer and makes decisions relating to stock option awards to executive officers and other key personnel pursuant to the Company's Long-Term Incentive Plan. The Company's overall policy regarding executive compensation is to provide competitive compensation packages that attract and retain qualified executives and to reward its executives for financial and operating results, both annual and long-term, which enhance the value of shareholders' investment in the Company.

 Base Salary

          The base salary component of executive compensation within the Company reflects the first goal stated above of attracting and retaining qualified executives. Based on available figures, the Company executives' base salaries are competitive with other companies within Virginia and the industry. Companies considered in determining executive compensation are not the same as the peer group reflected in the Stock Price Performance Graph due to the Committee's belief that, unlike the performance of stock traded on a national market, executive compensation should be evaluated in comparison with similar companies in the same geographic area. Periodic increases in base salary are based on evaluations of past and current performance, competitive market conditions and Company performance.

          With respect to the Chief Executive Officer, the Committee believes that a significant portion of annual compensation should be tied directly to Company performance, and that adjustments to base salary should be consistent with Company-wide salary adjustments. Accordingly, the Committee has historically adjusted the base salary of the Chief Executive Officer according to the average percentage increase for all Company employees.

          This holds true for 1997 when, because of the challenges presented by record grain prices and other external forces, executive base salaries remained at the same level as the previous year throughout the Company.

 Cash Bonus

          The Company's Incentive Bonus Program focuses on the second goal of the Company's compensation philosophy, that of rewarding financial and operating results on an annual basis. The Company developed the Incentive Bonus Program in 1988 with the assistance of independent executive compensation consultants, and the Program has been administered since then by the Company's Human Resources Department for the benefit of executive officers and other key personnel. The bonus pool is determined annually by reference to the Company's return on equity (ROE), and each individual's specific bonus allocation is calculated by multiplying ROE (adjusted for accrued incentive pay and taxes) by his or her base salary and by a bonus factor which is based on his or her position within the Company. Thus, bonuses comprise the part of management compensation that is "at risk" based on the Company's annual performance. As borne out in the nine-year history of the Company's Incentive Bonus Program, for years, such as 1996 and 1997, in which the Company does not have a strong return on equity, a significant portion of management's annual compensation is reduced.

 Long-Term Incentive Plan

          Rewarding Company executives on a long-term basis is accomplished through the Company's Long-Term Incentive Plan, a stock option plan approved by the Company's shareholders in 1988. By encouraging management investment in Company stock, the Plan aligns management's interests with that of the shareholders: namely, to enjoy long-term appreciation in the value of the Company's common stock.

          At the Plan's inception, an independent executive compensation consulting firm recommended the number of options that should be granted to the Company's executive officers and other key personnel. The Executive Compensation Committee awarded options at levels below those initially advised by the consultants and, since then, has awarded options generally consistent with the first year's levels.

          During the first three years of option grants, all options were granted at the market price prevailing at the time of the grant. Due to special circumstances in each of 1992, 1993 and 1994, the option price was established above the market price in those years. In 1992, the Committee set the price at the prior year-end market price rather than the then current market price. The Committee believed that the prevailing market price plus $3.38 ($2.25 as adjusted for the 3-for-2 stock split on May 12, 1995) was more reflective of the true value of the Company's shares at that time. In 1993, the Company completed a public offering of common stock priced at $22 ($14.67 split-effected) in February and the Committee established the option price in July at $22 ($14.67 split-effected), even though the market price on the grant date was $5 lower, or $17 ($11.33 split-effected) per share. In 1994, the Company was the target of an unsolicited tender offer by Tyson Foods, Inc. of $30 per share; consequently the Committee established the option price at $30 ($20 split-effected) instead of the 1994 year-end trading value of $25.50 ($17 split-effected). In 1995, the Committee returned to its original practice of establishing the exercise price based on the current market price. Options granted in 1997 have an exercise price of $8.3125, the market price of the Company's stock at the end of the fiscal year.

          In  1995,  the  Company  again  engaged  the  services of  a
compensation  consulting  firm  to  review   the  Company's  Long-Term
Incentive Plan. The consultants made several recommendations regarding the level of options granted, the term of the options and whether the Company should grant incentive stock options (ISOs) or non-qualified options as in the past. The granting of ISOs permits executives to defer the income tax consequences of their options with no impact on the Company's earnings. The consultants also recommended that the Company implement a supplemental employee retirement plan
(SERP) in order for executive compensation to be more competitive with companies of similar size.

          The Company deferred implementation of the SERP recommended by the consultant. However, the Company accepted the recommendation, beginning in fiscal year 1995, to grant options with a term of ten years rather than five years as in the past, and to grant ISOs to the extent permitted by the current Internal Revenue Code, neither of which recommendations affect the Company's earnings.

Deferred Compensation

          The final significant component of the Chief Executive Officer's compensation is deferred compensation, serving both goals of providing a competitive compensation package and rewarding results. Mr. Keeler's deferred compensation is essentially a retirement plan with payouts beginning the year after Mr. Keeler retires as Chief Executive Officer, but payouts are calculated by reference to the increase in the Company's book value due to earnings over the term of Mr. Keeler's service. Specifically, 1.5% of the annual increase in the Company's book value is allocated annually to a deferred compensation account which, together with accrued interest, is payable to him in one or more installments beginning in the year after his retirement. However, if Mr. Keeler's employment is terminated after a change in control of the Company, the balance of Mr. Keeler's deferred compensation account becomes payable immediately.

          In 1995, the Company established the 1995 Nonqualified Deferred Compensation Plan (Nonqualified Plan). The purpose of this nonqualified, unfunded plan is to permit certain members of management and other employees to supplement their retirement savings beyond the limits imposed by federal tax law on the Company's Profit Sharing and Salary Savings Plan and Trust (Profit Sharing Plan). Pursuant to the Nonqualified Plan, employees may elect to defer a portion of their salary and bonus until their retirement or other termination. The Company does not contribute to the Plan. However, to the extent that deferrals under the Nonqualified Plan reduce a participant's compensation base for purposes of the Company's contribution to the Profit Sharing Plan, the Company will credit to the participant's Nonqualified Plan account an amount equal to the difference between the Company's actual contribution to the Profit Sharing Plan and the amount which the Company would have contributed had the participant not elected to defer an additional amount under the Nonqualified Plan.

 Chief Executive Officer Compensation

          Due to the financial pressures on the Company caused by record grain prices and other external forces affecting the industry as a whole, Mr. Keeler's base salary for the current year remains unchanged from the previous year. Also, as described in the discussion of cash bonus above, like all executives, Mr. Keeler's bonus is a function of the Company's ROE. While Mr. Keeler is entitled to a guaranteed minimum bonus, he has elected, for the second consecutive year, not to receive a bonus for 1997. Finally, the number of stock options awarded to Mr. Keeler under the Long-Term Incentive Plan remained at the same level as for the past year.

Limitation on Deductibility of Certain Compensation for Federal
Income Tax Purposes

          Section 162(m) of the Internal Revenue Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, limits the annual compensation deduction for federal income tax purposes of publicly held companies, such as WLR Foods, Inc., to $1 million for compensation paid to each of its chief executive officer and its four highest compensated executive officers other than the chief executive officer. However, this limit does not apply to "performance-based" compensation as defined in that section and the regulations thereunder.

          The Company does not anticipate that the total annual compensation paid to any executive, including the Chief Executive
Officer, will exceed the $1 million limit, although an executive's compensation could exceed such limit if the executive were to exercise all outstanding stock options. Moreover, options granted pursuant to the Company's Long-Term Incentive Plan currently qualify as performance-based compensation, and are therefore not subject to the limitation, because such options are based on a stock price that is no less than fair market value at the time of the grant. Consequently the amount of compensation an executive can receive pursuant to the Long-Term Incentive Plan is based solely on subsequent increases in the value of the stock. Accordingly, Section 162(m) is expected to have no impact on the Company during the current fiscal year.

                         William H. Groseclose
                         Stephen W. Custer
                         Executive Compensation Committee Members

                         SUMMARY COMPENSATION

          The Summary Compensation Table below contains information concerning annual and long-term compensation provided to 1) the Company's Chief Executive Officer; 2) the other four most highly compensated executive officers of the Company; and 3) two other individuals who would have been among the other four most highly compensated executive officers had they been serving as executive officers at the end of the Company's fiscal year for all services rendered to the Company and its subsidiaries for the fiscal years ending June 28, 1997, June 29, 1996 and July 1, 1995.

                                                          SUMMARY COMPENSATION TABLE
________________________________________________________________________________________________________________________
                                                                                            Long Term        Other
                                                   Annual Compensation                     Compensation Compensation<F2>
                             _________________________________________________________     ____________ ________________
     Name and                                                         Other Annual
Principal Position           Year        Salary($)      Bonus($)      Compensation<F1>        Options          ($)
________________________________________________________________________________________________________________________
James L. Keeler              96-97         $266,402       $      0              -               60,000         $  3,920
  Chief Executive            95-96          256,248              0              -               60,000            4,295
  Officer & President        94-95          249,998        116,693              -               60,000          192,425

James L. Mason               96-97         $202,769       $      0              -               30,000         $  3,957
  President,                 95-96          200,000              0              -               30,000            3,263
  Wampler Foods, Inc.        94-95          181,866         57,861              -               30,000            4,711

Robert T. Ritter             96-97         $190,000       $      0        $26,541               20,000         $    552
  Chief Financial Officer    95-96            7,308         40,000              -               20,000                0
  Secretary/Treasurer        94-95                0              0              -                    0                0

John J. Broaddus             96-97         $181,846       $      0              -               17,500         $  3,962
  Executive Vice-            95-96          151,750              0              -               17,500            4,113
   President                 94-95          139,819         27,193              -               11,250            5,107
  Wampler Foods, Inc.

Jane T. Brookshire           96-97         $111,846       $      0              -               10,000         $  2,622
  Vice President             95-96          110,000              0              -               10,000            2,832
  Human Resources            94-95           91,035         11,804              -               10,000            3,190

Henry L. Holler              96-97         $171,500       $      0              -                    0         $  3,448
  Senior Sales Advisor       95-96          171,500              0              -               11,250            4,578
  Wampler Foods              94-95          138,321         43,348              -               11,250            4,481

V. Eugene Misner             96-97         $126,894       $      0              -                    0         $ 55,658
  Vice President of          95-96          171,500              0              -               11,250            4,845
  Live Production            94-95          170,311         43,348              -               11,250            4,579
  Wampler Foods, Inc.  (retired)
_____________________________

<F1>  Includes $26,009 in relocation expenses paid in connection with the hiring of Mr. Ritter.

<F2>  Includes  Company   contributions   made  to   the  Company's   Profit
      Sharing and Salary Savings Plan and term life insurance premiums paid by the Company on behalf of the executive officers. Company contributions to the Profit Sharing and Salary Savings Plan on behalf of the named executives during 1996-97 were $3,368 for Mr. Keeler,
      $3,397 for Mr. Mason, $3,410 for Mr. Broaddus, $2,237 for Ms. Brookshire, $3,064 for Mr. Holler and $2,337 for Dr. Misner. During 1996-97 the Company paid life insurance premiums of $552 for Messrs. Keeler, Ritter and Broaddus and Dr. Misner, $560 for Mr. Mason, $385 for Ms. Brookshire and $384 for Mr. Holler. For Dr. Misner, Other Compensation also includes severance pay of $52,769 paid during 1996-97 in connection with his retirement from the Company.

                                  10

                             OPTION GRANTS IN LAST FISCAL YEAR

__________________________________________________________________________________________________
                                    % of Total
                                    Options           Exercise
                     Options        Granted to        or Base
                     Granted        Employee in       Price         Expiration   Grant Date
                      (#)           Fiscal Year       $/Share           Date     Present Value<F1>
___________________________________________________________________________________________________
James L. Keeler      60,000           33.6            $8.3125           06/28/07   $216,600
James L. Mason       30,000           16.8            $8.3125           06/28/07   $108,300
Robert T. Ritter     20,000           11.2            $8.3125           06/28/07   $72,200
John J. Broaddus     17,500            9.8            $8.3125           06/28/07   $63,175
Jane T. Brookshire   10,000            5.6            $8.3125           06/28/07   $36,100
V. Eugene Misner          0              0              $0              00/00/00   $0
Henry L. Holler           0              0              $0              00/00/00   $0
______________________________

[FN]

<F1>  The  values  shown  reflect a  standard  application  of the  Black-
      Scholes Option Pricing Model, assuming a risk-free rate of return of 5.26%, an annualized volatility factor of 43%. Values shown do not take into account risk factors such as nontransferability and restrictions on exercisability. The Black-Scholes Model is a commonly utilized model for valuing options which assumes that the possibilities of future stock returns (dividends plus stock value appreciation) resemble a bell shaped curve. The model applies a statistical analysis to the Company's historical data to project the value of the options.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTION VALUES
__________________________________________________________________________________________________________
                                                                                                Value of
                                                                      Number of               Unexercised
                                                                     Unexercised              In-The-Money
                                                                     Options at               Options<F2> at
                                                                       Fiscal<F1>                Fiscal
                             Shares                                  Year-End(#)              Year-End($)
                           Acquired<F1>           Value             Exercisable/              Exercisable/
Name                     On Exercise(#)        Realized($)          Unexercisable            Unexercisable
___________________________________________________________________________________________________________
James L. Keeler                 0                  $0              161,250/120,000                 $0/0
James L. Mason                  0                  $0                73,500/60,000                 $0/0
Robert T. Ritter                0                  $0                 6,666/33,334                 $0/0
John J. Broaddus                0                  $0                35,833/32,917                 $0/0
Jane T. Brookshire              0                  $0                20,500/20,000                 $0/0
V. Eugene Misner                0                  $0                     33,000/0                 $0/0
Henry L. Holler                 0                  $0                33,750/11,250                 $0/0
____________________

[FN]
<F1>    Adjusted to give effect to the May 12, 1995 3-for-2 stock split.

<F2>    No unexercised options were in the money as of June 28, 1997.


                            EXECUTIVE AGREEMENTS

          The Company has an employment agreement with the Chief Executive Officer which expires June 27, 1998. The agreement governs Mr. Keeler's compensation, specifically his base salary, bonus, perquisites and benefits. Pursuant to the agreement, during the current fiscal year, Mr. Keeler's base salary remains unchanged at $266,402 and his bonus factor, discussed under "Cash Bonus" on page 8 is 4.0, also the same as last year. Although Mr. Keeler is guaranteed a bonus of $25,000, in light of the challenges currently facing the Company, such as the record high grain prices, Mr. Keeler felt it appropriate to forego his guaranteed bonus for the past fiscal year.
Mr. Keeler's deferred compensation allocation will be calculated at 1.5% of the increase in the Company's book value over each preceding year, as explained previously under "Deferred Compensation." The Company has also agreed to provide group health insurance coverage to Mr. Keeler and his wife for the remainder of their lives, provided he does not retire before age 65. Mr. Keeler's perquisites and benefits are consistent with those provided to the Company's senior management.

          The Company has entered into severance agreements with each of James L. Keeler, James L. Mason, Robert T. Ritter, John J. Broaddus, Jane T. Brookshire and Henry L. Holler (the Severance Agreements). Pursuant to the Severance Agreements, each of these individuals is entitled to certain payments (described below) if the Company terminates his employment during a specified period following a "Change in Control" of the Company.
          For purposes of the Severance Agreements, a "Change in Control" occurs (A) when an individual, entity or group acquires beneficial ownership of 20% or more of the combined voting power of the Company's outstanding stock, subject to certain exceptions set forth in the executive's Severance Agreement, (B) when individuals who, as of February 4, 1994, constituted the Board of Directors (the "Incumbent Board") and individuals whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least seventy-five percent of the directors then comprising the Incumbent Board (who shall after election be considered members of the Incumbent Board unless such election occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company's Board of Directors) shall cease to constitute a majority of the Company's Board of Directors, (C) upon the approval by the shareholders of the Company of a reorganization, merger or consolidation except in certain instances set forth in the executive's Severance Agreement, or (D) upon approval by the shareholders of the Company of the complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company, except in certain instances set forth in the Severance Agreements.

          The Severance Agreements for each of Messrs. Keeler, Mason, Ritter, and Broaddus and for Ms. Brookshire provide that if the Company terminates his or her employment during the three year period following a Change in Control of the Company, other than for death, Cause (willful and continued failure to perform duties or willfully engaging in illegal conduct, defined more specifically in the Severance Agreements) or Disability (as defined in the Severance Agreement), or if he or she resigns for Good Reason (includes an adverse change in status or position, a reduction in base salary or benefits, or relocation, defined more specifically in the Severance Agreements) during such three year period, he or she is entitled to receive an amount in cash (the Severance Payment) equal to three times his or her total annual compensation, which includes: (A) the higher of (x) his or her annual base salary on the date of termination or (y) his or her annual base salary in effect immediately prior to the Change in Control and (B) an amount equal to the average of the bonuses awarded to him or her in each of the three previous years, including, in the case of Mr. Keeler, any bonuses awarded pursuant to any deferred compensation arrangements. In the event that such payments become subject to an excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar tax), the executive shall be entitled to receive a "gross-up" payment in respect of such taxes and in respect of any taxes on such gross-up payment as specified in the Severance Agreement. These Severance Agreements also provide for the continuation of employee welfare benefits (such as health insurance) for three years after termination if his employment is terminated during such three year period. In addition, Mr. Keeler will be entitled to receive the Severance Payment and other severance benefits if he resigns for any reason during the 30-day period immediately following the first anniversary of a Change in Control. The Severance Agreement for Mr. Holler is similar to those described above for Messrs. Mason, Ritter and Broaddus and Ms. Brookshire except it covers a two year period after a Change in Control, the amount payable is equal to one and one-half times his total annual compensation, and employee welfare benefits will continue for one and one-half years if his employment is terminated during such two year period.

          In addition, the Company has entered into a Salary Continuation Agreement with Mr. Ritter, which provides that, if Mr.
Ritter's employment with the Company is terminated under the circumstances described in the foregoing paragraph (other than a Change in Control), the Company will continue to pay to Mr. Ritter his base salary in effect at the time of his termination for a period of one year. The Company will also continue to provide health insurance and life insurance benefits for a period of one year, provided such continuation is permitted under the terms of the benefit programs and that the required employee contributions continue to be made. If Mr. Ritter secures other employment within the one year period, the benefits provided under the Salary Continuation Agreement will be reduced by the amount of any similar benefits provided by his new employer.
                                  12

                     STOCK PRICE PERFORMANCE GRAPH

          The graph on this page presents a comparison of five-year cumulative total shareholder returns for WLR Foods, Inc., the S&P 500 Index and a Peer Group Index. The graph reflects the annual return from the Company's five previous fiscal years-end, developed with a monthly index, assuming dividends are reinvested monthly. The graph also assumes an initial investment of $100 on June 27, 1992. The Peer Group Index consists of Cagles, Inc., Golden Poultry Co., Inc., Hudson Foods, Inc., Pilgrims Pride Corporation and Sanderson Farms, Inc., companies within the same industry and with similar equity market capitalization.

           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
       Among WLR Foods, Comparable Composite, and the S & P 500


                  6/92  6/93   6/94  6/95   6/96  6/97
       Composite   100   141   178    226   231    269

        S&P 500    100   115   117    147   185    250
         WLRF      100   140   185    156   154    95



 PROPOSAL TWO:      APPOINTMENT OF INDEPENDENT AUDITORS

          KPMG Peat Marwick LLP of Richmond, Virginia, were auditors for the fiscal year ended June 28, 1997, and are being recommended to the Company's shareholders for appointment as auditors for the fiscal year ending June 27, 1998. A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement or respond to appropriate questions from shareholders.

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

                         SHAREHOLDER PROPOSALS

          Shareholders are reminded that proposals of shareholders intended to be presented at the Company's 1998 annual meeting must be received by the Secretary of the Company, at its principal executive offices, P. O. Box 7000, Broadway, Virginia 22815-7000, for inclusion in its proxy statement relating to that meeting, by May 29, 1998.

           Upon written request to the Secretary, at the address
         given on page one, the Company shall provide shareholders, without charge, a copy of the Company's annual report on Form
                 10-K for fiscal year ended June 28, 1997.

                                   By Order of the Board of Directors

                                   /s/ Robert T. Ritter
                                   Robert T. Ritter
                                   Secretary
September 29, 1997